SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
UNITED STATES
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Rule 12g-4 (a) (1) (i)
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
(Title of each class of securities covered by this Form)
(Titles of all other securities for which a duty to file reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4 (a) (1) (ii)
Rule 12h-3 (b) (1) (i)
Rule 12g-4 (a) (2) (ii)
Rule 12g-4 (a) (2) (i)
Rule 12h-3 (b) (1) (ii)
Rule 12h-3 (b) (2) (i)
Rule 12h-3 (b) (2) (ii)
Rule 15d-6
Approximate number of holders of record as of the certification or notice date:
59

X

X
(Exact name of registrant as specified in its charter)
Commission File Number:
333-133985-74
Lehman XS Trust, Series 2007-12N
Mortgage Pass-Through Certificates, Series 2007-12N
None
Date:
(Signature)
Lehman XS Trust, Series 2007-12N
Michele Olds
VP Servicer Oversight
Michele Olds
/s/ :
1/28/2008
(Issuing Entity)
Aurora Loan Services LLC
(Master Servicer)
745 Seventh Avenue, New York, New York, 10019, (212) 526-7000
Class:
Pursuant to the requirements of the Securities Exchange Act of 1934, Structured Asset Securities Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Structured Asset Securities Corporation, as depositor for Lehman XS Trust, Series 2007-12N Mortgage
Pass-Through Certificates, Series 2007-12N
1-A1 1-A2 1-A3A 1-A3B
1-AX 1-M1 1-M2 1-M3
1-M4 1-M5 1-M6 1-M7
1-M8 1-M9 2-A1 2-A2
2-A3 2-AX 2-M1 2-M2
2-M3 2-M4 2-M5 2-M6
2-M7 2-M8 3-A1 3-A2
3-A3 3-M1 3-M2 3-M3
3-M4 3-M5 3-M6 3-M7
3-M8